2000 EMPLOYEE STOCK PURCHASE PLAN













































                                  EXHIBIT 4.3

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                          WILMINGTON TRUST CORPORATION

                        2000 EMPLOYEE STOCK PURCHASE PLAN


            1. PURPOSE. The purpose of Wilmington Trust Corporation's 2000 Employee Stock Purchase Plan (the "Plan") is to provide all regular employees of Wilmington Trust Corporation ("WTC") and those of its subsidiaries that may be designated as participating companies by WTC's Board of Directors from time to time an opportunity to purchase shares of WTC's common stock, par value $1 per share ("Common Stock"), through annual offerings to be made from time to time for the duration of the Plan; and to foster interest in WTC's success, growth, and development. WTC intends that the Plan qualify as an "Employee Stock Purchase Plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the Plan's provisions shall be construed to extend and limit participation in a manner consistent with the requirements of that section of the Code.

            2. ELIGIBILITY.

                  a. Any Employee shall be eligible to participate in the Plan as of June 1 coincident with or next following the completion of at least one month of continuous service with one or more Employers, subject to the limitations imposed by Section 423(b) of the Code.

                  b. Any provision of the Plan to the contrary notwithstanding, no Employee shall be granted an option:

                       (1) If, immediately after that grant, the Employee would
                           own shares, and/or hold outstanding options to purchase shares, possessing 5% or more of the total combined voting power or value of all classes of stock of WTC or of any subsidiary of WTC; or

                       (2) That permits an Employee rights to purchase shares
                           under all employee stock purchase plans of WTC and its subsidiaries to accrue at a rate that exceeds $25,000 of the fair market value of the shares (determined at the time that option is granted) for each calendar year in which those stock options are outstanding at any time.

            3. OFFERINGS. WTC will make one or more annual offerings to Employees to purchase stock hereunder. The terms and conditions of each such offering shall specify the number of shares that may be purchased thereunder.


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The fixed term of any offering shall include a Purchase Period of specified duration, during which (or during that period thereof during which an Employee may elect to participate) the amounts received by an Employee as Base Salary shall constitute the measure of that Employee's participation in the offering.

            4. PARTICIPATION. An Employee who is, on the effective date of any offering, eligible to participate in that offering, may so participate by completing and forwarding a "Payroll Deduction Authorization for Purchase of Wilmington Trust Corporation Stock" form to the designated payroll location. Payroll deductions for a Participant shall commence on the date when the authorization for a payroll deduction becomes effective and end on the termination date of the offering to which that authorization applies, unless terminated sooner by the Participant in accordance with Paragraph 8 below.

            5. PAYROLL DEDUCTIONS. A Participant's payroll deduction authorization shall authorize deductions each payday during a Purchase Period at a rate not to exceed 10% of the Participant's Base Salary at the beginning of that Purchase Period but, at a minimum, at a rate that will accumulate an amount equal to the offering price of at least five shares by the end of the Purchase Period.

                  a. All payroll deductions made for a Participant shall be credited to a bookkeeping account under the Plan. A Participant may not make separate cash payments into that account.

                  b. A Participant may at any time prospectively decrease the amount authorized to be deducted per period, provided the minimum deduction required above is maintained. That change may not become effective sooner than the next pay period ending after receipt of the form by the appropriate payroll location. Notwithstanding anything to the contrary contained herein, a Participant may reduce payroll deductions hereunder only once during any Purchase Period.

                  c. A Participant may discontinue participation in the Plan in accordance with Paragraph 8 below.

            6.    GRANTING OF AN OPTION.

                  a. In any offering hereunder, each Participant shall be granted an option, on the Date of Offering, for as many full shares of Common Stock as he or she elects to purchase with the payroll deductions credited to the Participant's account during the Purchase Period, based on the option price for the Purchase Period, as described in Subparagraph 6 (b) below.

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                  b. The option price per share of shares purchased with payroll deductions made for a Participant during any Purchase Period shall be the lower of:

                       (1) Eighty-five percent of the last sale price of the
                           Common Stock on the first day of the Purchase Period or, if there was no such reported sale of Common Stock on that date, on the next preceding date on which there was such a reported sale; or

                       (2) Eighty-five percent of the last sale price of the
                           Common Stock on the last day of the Purchase Period or, it there was no such reported sale of Common Stock on that date, on the next preceding date on which there was such a reported sale.

            7.    EXERCISE OF OPTION.

                  a. As of the last day of the Purchase Period for any offering, the account of each Participant shall be totaled and the option price determined. If a Participant has sufficient funds (including interest credited on his or her account at the rate computed in accordance with Paragraph 9 below) to purchase five or more full shares at the option price, that Participant shall be deemed to have exercised the option to purchase the number of shares for which he or she has subscribed at that price, and his or her account shall be charged for the number of shares so purchased.

                  b. Participation in an offering will not bar an Employee from participating in any subsequent offering hereunder. Payroll deductions may be made under each offering to the extent the Employee authorizes, subject to the maximum and minimum limitations for that offering imposed hereby. A separate account shall be maintained for each Participant with respect to each offering. Any unused balance in a Participant's account at the end of a Purchase Period shall be refunded, with interest computed in accordance with Paragraph 9 below.

                  c. If a Participant does not accumulate sufficient funds in his or her account to purchase at least five shares during a Purchase Period, the Participant thereupon shall be deemed to have withdrawn from that offering,

                  d. The shares of Common Stock purchased by a Participant upon the exercise of his or her option in accordance herewith shall not include fractional shares. Amounts credited to a Participant's account which would have been used to purchase fractional shares shall be refunded to the Participant, with interest computed in accordance with Paragraph 9 below.

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            8.    WITHDRAWAL.

                  a. A Participant may withdraw all payroll deductions credited to an account hereunder at any time before the end of a Purchase Period by giving the Corporation written notice. All payroll deductions credited to that account shall be paid to the Participant, with interest computed in accordance with Paragraph 9 below, promptly after receipt of notice of withdrawal, and no further payroll deductions shall be made for that Participant in respect of that offering.

                  b. Except as provided in the following sentence, an Employee's withdrawal from the Plan shall not have any effect upon his or her eligibility to participate in any succeeding offering hereunder; provided that Section 16 Officers who make withdrawals or otherwise cease participation in the Plan during any Purchase Period shall be precluded from re-participation in the Plan until the next Purchase Period that begins at least six months after that withdrawal or cessation of participation.

                  c. If an Employee retires or otherwise terminates employment, no payroll deduction shall be made from any pay due and owing at that time, and the balance in the Employee's account shall be paid to the Employee, with interest computed in accordance with Paragraph 9 below or, at the Employee's election, used to purchase Common Stock in accordance with Paragraph 7 above.

                  d. If an Employee dies, that Employee's beneficiary may elect to withdraw the balance in his or her account, with interest computed in accordance with Paragraph 9 below, or apply it to the purchase of the appropriate number of full shares of common Stock at a price determined in accordance with Paragraph 6 above, using the date of death as though it were the last day of the Purchase Period. Any balance in that account remaining after that purchase shall be paid, with interest computed in accordance with Paragraph 9 below, to the person or persons entitled thereto in accordance with Paragraph 12 below.

            9. INTEREST. Each Participant's account shall be credited with interest at the rate in effect from time to time on statement savings accounts of Wilmington Trust Company that may not be accessed by check.

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            10.   STOCK.

                  a. The shares to be sold to Participants hereunder are to be authorized and unissued shares of Common Stock, or issued shares of Common Stock that the company has reacquired and holds in its treasury. The maximum number of shares that shall be made available for sale hereunder during all offerings shall be 400,000 shares, subject to adjustment upon changes in WTC's capitalization as provided in Paragraph 14 below.

                  b. None of the rights or privileges of a stockholder of WTC shall exist with respect to shares purchased hereunder until the end of the Purchase Period with respect to which those shares were acquired.

                  c. If in any offering Employees subscribe for more shares than remain available under the Plan, the shares in that offering shall be allocated PRO RATA among employees by multiplying the number of shares remaining under the Plan by a fraction, the numerator of which is the number of shares the Employee subscribed for in that offering and the denominator of which is the number of shares all Employees subscribed for in that offering.

                  d. Shares to be delivered to an Employee hereunder will be registered in the Employee's name or, if directed by written notice to Wilmington Trust Company's Human Resources Division before the end of a Purchase Period, in the names of the Employee and one other person, as joint tenants with rights of survivorship, to the extent permitted by applicable law.

            11. ADMINISTRATION. The Plan shall be administered by a committee (the "Committee") consisting of not less than three members who shall be appointed by WTC's Board of Directors. Each member of the Committee shall be either a director, an officer or an Employee of an Employer. The Committee shall be vested with full authority to make, administer, and interpret rules and regulations that it deems necessary or desirable to administer the Plan. Any determination, decision, interpretation, administration, or application hereof shall be final, conclusive, and binding upon all Participants and any and all persons claiming under or through any Participant.

            12. DESIGNATION OF BENEFICIARY. A Participant may file with Wilmington Trust Company's Human Resources Division a written designation of a beneficiary who is to receive any shares and/or cash for the Participant's credit hereunder in the event of that Participant's death before the delivery of those shares and/or cash. The Participant may change that designation at any time by providing written notice to Wilmington Trust Company's Human Resources Division. Upon the death of a Participant and receipt by Wilmington Trust Company's Human Resources Division of proof of the Participant's death and the

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identity and existence of a beneficiary validly designated hereunder, WTC shall deliver those shares and/or that cash to the executor or administrator of the Participant's estate. If no such executor or administrator has been appointed to WTC's knowledge, WTC may, in its discretion and in such form as the Committee may prescribe, deliver those shares and/or that cash to the Participant's spouse or to any one or more dependents or relatives of the Participant. If no spouse, dependent or relative is known to WTC, then WTC may, in its discretion and in such form as the Committee may prescribe, deliver those shares and/or that cash to such other person as the Committee may designate. No such designated beneficiary shall, before the death of the Participant by whom the beneficiary has been designated, acquire any interest in the shares and/or cash credited to the Participant hereunder.

            13. TRANSFERABILITY. No rights with respect to the exercise of any option or to receive shares hereunder may be assigned, transferred, pledged, or otherwise disposed of by an Employee. Options granted hereunder are not transferable by an Employee otherwise than by will or the laws of descent and distribution, and are exercisable during an Employee's lifetime only by the Employee.

            14. CHANGES IN CAPITALIZATION. The number and kind of shares subject to outstanding options hereunder, the purchase price of those options and the number and kind of shares available for options subsequently made available hereunder shall be adjusted appropriately to reflect any stock dividend, stock split, combination, or exchange of WTC's shares, merger, consolidation, or other change in WTC's capitalization with a similar substantive effect upon the Plan or options granted or to be granted hereunder. The Committee shall have the power and sole discretion to determine the nature and amount of the adjustment to be made in each case.

            15. USE OF FUNDS. All payroll deductions received or held by an Employer hereunder may be used by the Employer for any corporate purpose, and the Employer shall not be obligated to segregate those payroll deductions.

            16. GOVERNMENT REGULATIONS. WTC's obligations to sell and deliver WTC's stock hereunder are subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of that stock. WTC's Board of Directors may, in its discretion, require as conditions to the exercise of any option granted hereunder that the shares of Common Stock reserved for issuance upon the exercise of the option have been duly listed, upon official notice of issuance, on a stock exchange or the National Association of Securities Dealers Automated Quotation System, and that either:

                  a. A Registration Statement with respect to those shares is effective under the Securities Act of 1933; or

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                  b. The Participant has represented at the time of purchase, in form and substance satisfactory to WTC, that he or she intends to purchase those shares for investment and not for resale or distribution.

            17. AMENDMENT OR TERMINATION. Unless terminated sooner by WTC's Board of Directors, the Plan shall terminate automatically as of May 31, 2004. WTC's Board of Directors may terminate or amend the Plan at any time. No such termination shall affect options previously granted hereunder. No such amendment may make any change in any option theretofore granted hereunder that would adversely affect the rights of any Participant, nor be made without the prior approval of a majority of the shares of WTC's outstanding stock if such approval would be required by law, including if that amendment would:

                  a. Permit the sale of more shares than are authorized under Paragraph 10 above; or

                  b. Permit payroll deductions at a rate in excess of 10% of a Participant's Base Salary.

            18. NO EMPLOYMENT RIGHTS. The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares hereunder, or create in any Employee or class of Employees any right with respect to continuation of employment by WTC or any direct or indirect subsidiary thereof. The Plan shall not be deemed to interfere in any way with the right of WTC or any direct or indirect subsidiary thereof to terminate, or otherwise modify, an Employee's employment at any time.

            19. GOVERNING LAW. Delaware law, other than the conflict-of-laws provisions of such law, shall govern all matters relating to the Plan, except as that law is superseded by the laws of the United States.

            20. DEFINITIONS. Unless otherwise defined herein, capitalized terms used herein shall have the following meanings:

                  a. "Base Salary" means regular straight-time earnings, excluding payments for overtime, incentive compensation, bonuses, and other special payments except to the extent the Committee specifically approves including any such item.

                  b. "Committee" means the committee established pursuant to Paragraph 11 above to administer the Plan.

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                  c. "Date of Offering" shall be the first day of each
Purchase Period.

                  d. "Employee" shall mean any person, including an officer, who is customarily employed by an Employer for 15 hours or more per week and for more than five months in a calendar year.

                  e. "Employer" means WTC and any subsidiary company designated as a participating company by WTC's Board of Directors, 15% or more of the voting stock of which is owned directly or indirectly by WTC.

                  f. "Participant" means an Employee who has agreed to participate in an offering and has met the requirements of Paragraph 4 above.

                  g. "Purchase Period" means each of the periods during which a Participant may purchase Common Stock pursuant to any particular offering hereunder.

                  h. "Section 16 Officers" means officers of WTC and/or Wilmington Trust Company, or of any subsidiary of either of those entities 25% or more of the voting stock of which is owned directly or indirectly by WTC and/or Wilmington Trust Company, designated as Section 16 Officers by resolution of the Board of Directors of the respective companies from time to time.

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